UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 4, 2014

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

(a) Asset Purchase Agreement

On December 4, 2014, UIL Holdings Corporation and its subsidiary WGP Acquisition LLC (collectively, UIL Holdings) terminated the Asset Purchase Agreement (Asset Purchase Agreement or Agreement) between the City of Philadelphia and UIL Holdings, under which UIL Holdings would acquire the operating assets and certain liabilities of the Philadelphia Gas Works (PGW). The termination is effective December 4, 2014.

Pursuant to the Asset Purchase Agreement, UIL Holdings had agreed to acquire the operating assets and certain liabilities of PGW for (i) an initial purchase price of $1.86 billion, subject to adjustment, and (ii) the assumption at closing of certain liabilities of PGW. Under the Agreement, UIL Holdings had agreed, among other things, (i) to maintain for three years certain base rates and discount programs currently mandated by the Pennsylvania Public Utility Commission, (ii) to maintain the headquarters of PGW in Philadelphia for three years, and (iii) to establish dual headquarters in New Haven and Philadelphia. In addition, pursuant to the Agreement, UIL Holdings had agreed (i) to offer employment to each employee of PGW, Philadelphia Facilities Management Corporation and the Philadelphia Gas Commission, as of the closing, at a level of base pay at least equal to such employee’s base pay in effect immediately prior to the closing and, (ii) for a period of three (3) years, to not institute layoffs and to employ at least 1,350 employees in the City of Philadelphia.

The Asset Purchase Agreement contained customary provisions governing circumstances under which either party may terminate the Agreement. Since July 16, 2014, because the Philadelphia City Council had not enacted an ordinance approving the acquisition, UIL Holdings has had the contractual right to terminate the Agreement. On October 27, 2014, the City Council announced that it would not endorse the sale of PGW to UIL Holdings and UIL Holdings has now provided notice to the City of Philadelphia that it was terminating the Asset Purchase Agreement, effective December 4, 2014.

For further information regarding the Asset Purchase Agreement, please refer to UIL Holdings’ Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 3, 2014 and November 12, 2014, and UIL Holdings’ quarterly reports for the quarters ended March 31, June 30 and September 30, 2014.

(b) Bridge Facility

On December 4, 2014, the 364-day Bridge Term Loan Agreement (Bridge Facility) among UIL Holdings, WGP Acquisition LLC (WGP), the banks party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent, in an aggregate principal amount of up to $1.9 billion, terminated pursuant to its terms. UIL Holdings and WGP entered into the Bridge Facility for the purposes of financing the planned acquisition by UIL Holdings of PGW. The provisions of the Bridge Facility provide that it would terminate on the valid termination of the Asset Purchase Agreement, with no further action by any of the parties. UIL Holdings and WGP were authorized borrowers under the Bridge Facility, and severally liable for their respective borrowings. Under the Bridge Facility, in connection with the acquisition of PGW, UIL Holdings would be authorized to borrow the full amount under the Bridge Facility and WGP would be authorized to borrow up to $950 million, subject to the aggregate limit of $1.9 billion, and both were required to maintain a maximum ratio of Consolidated Debt to Consolidated Capital (as such terms are defined in the Bridge Facility) of 0.77 to 1.00 as of the last day of each March, June, September and December, until the last day of the second full fiscal quarter of UIL Holdings following the closing of the acquisition of PGW, and 0.65 to 1.00 thereafter.

For further information regarding the Bridge Facility, please refer to UIL Holdings’ Current Report on Form 8-K filed on April 3, 2014 and UIL Holdings’ quarterly reports for the quarters ended March 31, June 30 and September 30, 2014.

Item 7.01 Regulation FD Disclosure

On December 4, 2014, UIL Holdings issued a press release announcing the termination of the above referenced Asset Purchase Agreement between the City of Philadelphia and UIL Holdings. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by UIL Holdings Corporation on December 4, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 12/04/2014	By	/s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer